EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

WeiserMazars LLP (formerly Weiser LLP) hereby consents to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-158056, 333-60004 and 333-35450), of our report dated March 7, 2011 relating to our audit of the financial statements of PacificHealth Laboratories, Inc. included in the 2010 annual report on Form 10-K.  Our report relating to our audit of the financial statements contains an emphasis of a matter paragraph regarding substantial doubt as to the ability of the Company to continue as a going concern.

/s/ WeiserMazars LLP

New York, New York
March 7, 2011